Exhibit 99.1

The #1 Airborne Healthcare Company

Air Methods Reports 3Q2011 Results and 4Q2011 Update
Fully-Diluted Earnings Per-Share of $1.44 Includes $0.11 Per-Share Impact of Transaction,
Severance and Other Transition Costs Associated with Recent Acquisition

DENVER, CO., November 9, 2011 -- Air Methods Corporation (Nasdaq: AIRM) reported results for the quarter ended September 30, 2011. Revenue increased 20% to $185.2 million from $153.9 million in the year-ago quarter.  For the nine-month period, revenue increased 14% to $467.2 million, up from $411.6 million in the prior-year nine-month period.  For the quarter, net income decreased slightly to $18.5 million, or $1.44 per diluted share, as compared with 2010 third quarter net income of $18.6 million, or $1.48 per diluted share. Net income for the nine-month period increased 10% to $34.5 million, or $2.70 per diluted share, compared to $31.5 million, or $2.51 per diluted share, for the prior-year period.

On August 1, 2011, the Company acquired 100% of the outstanding common stock of OF Air Holdings Corporation and its subsidiaries, including Omniflight Helicopters, Inc. (together, Omniflight). The results of operations for the three and nine months ended September 30, 2011 include the consolidated operations of Omniflight since the date of the acquisition.  Net revenue from Omniflight’s operations for the two months ended September 30, 2011 was $26.7 million.  Pre-tax earnings were reduced by approximately $1.5 million and $1.8 million for the 2011 three- and nine-month periods, respectively, for transaction costs and employee severance expenses related to the acquisition of Omniflight.  Pre-tax earnings for both periods were further reduced by approximately $0.9 million in total related to incremental, non-recurring costs of transitioning Omniflight’s general and administrative functions into existing Air Methods departments. Amortization expense of intangible assets acquired in the acquisition equaled $0.7 million for the two months ended September 30, 2011.

As previously disclosed, the Company is awaiting a response from the Securities and Exchange Commission (SEC) regarding an interpretation under Generally Accepted Accounting Principles that may impact the Company’s presentation for aircraft leases, as further described in the Company’s 10-Q for the third quarter 2011 filed with the SEC today. With guidance from the SEC, the Company will be able to complete a final version of its financial statements contained in the 10-Q and the Company’s independent public accounting firm will be able complete its review of such financial statements. On today’s conference call (referenced below), management will provide preliminary estimates of financial impact should potential reclassification be required.

Third Quarter Highlights

Revenue from Community-Based Services increased 28% to $123.4 million from $96.1 million, while segment net income increased 19% to $32.3 million during the third quarter, as compared with segment net income of $27.0 million in the prior-year quarter. Net community-based services revenue generated from Omniflight patient transports during the two months ended September 30, 2011 was $21.3 million.  Net revenue per community-based transport increased 6% to $9,229 compared with $8,720 in the prior-year quarter. Increase in net revenue per community-based transport was partially offset by a lower percentage (3%) of Omniflight patients with private insurance, as compared with Air Methods’ insured patient percentages. Total community-based patient transports increased 21% to 13,173 in the current-year quarter from 10,876 in the prior-year quarter. Community-based patient transports for bases open greater than one year (Same-Base Transports) and excluding Omniflight transports decreased 9%, or 908 transports, as compared with the prior-year quarter.  The great majority of this decrease was realized during the month of September. Weather cancellations for these same-base locations decreased by 55 transports compared with the prior-year quarter.

Revenue from Hospital-Based Services increased by 5% to $53.1 million from $50.6 million, while segment net income increased by 14% to $5.1 million in the current-year quarter from $4.5 million during the prior-year third quarter.  Hospital-based services revenue generated from Omniflight hospital contracts during the two months ended September 30, 2011 was $5.4 million. This revenue increase was partially offset by conversion of hospital-based services to community-based services which decreased divisional revenue by $2.8 million.

Consolidated maintenance expense for the current-year quarter decreased by 17%, or $4.1 million, despite an increase in flight volume of 27%.  This decrease was partially attributed to a $1.6 million credit related to a negotiated revision in an agreement covering main rotor blade replacement costs for a particular aircraft model.  The six-month period ended June 30, 2011 included $1.3 million of maintenance expense related to this same agreement.  Fuel costs increased $2.8 million during the current-year quarter as compared to the prior-year quarter, representing a 47% increase per hour flown.

Revenue from our Products Division, excluding revenue generated from internal projects, increased to $8.7 million from $7.3 million in the prior-year quarter, a 20% increase. Segment net income, excluding internal projects, decreased slightly to $1.9 million from $2.3 million in the prior-year quarter.

The Company also provided an update on preliminary October 2011 flight volume. Total community-based transports during October 2011 were 4,815 compared with 3,855 during October 2010, reflecting a 25% increase.  The increase is entirely attributed to the acquisition of Omniflight. Total October 2011 volume compares with 5,074 and 4,314 community-based patient transports in August and September 2011, respectively, the first two months of combined operations with Omniflight. Same-Base Transports (excluding Omniflight transports) for October decreased 581 transports, or 15%, while weather cancellations for these same bases increased by 165 transports.

Aaron Todd, Chief Executive Officer, stated, “We are on-target with our original expectations for financial performance since our acquisition of Omniflight. Although severe weather in September dramatically affected our overall flight volume, strong reimbursement and reduced maintenance expenditures provided positive offsets.  We are encouraged by the rebound in flight volume during the month of October as compared with September, since September is typically a stronger flight volume month. The decrease in October Same-Base Transports is primarily attributed to the strength of the prior-year month. October 2010 community-based patient transports were 16% higher than the monthly average for the entire year and 26% higher than October 2009.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 25671728, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. Products Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, include, without limitation, financial performance expectations, statements regarding the timing and anticipated response of the SEC as to the lease accounting issue referenced herein, and the anticipated impact of such lease accounting issue on the Company’s financial statements. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; the ability of the Company to successfully integrate Omniflight; the timing of the Omniflight integration and the financial benefits associated with the acquisition of Omniflight; review of the Company’s financial statements by an independent registered public accounting firm; the possibility of a restatement or revision of the Company’s financial statements; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$2,515	60,710
Trade receivables, net	179,462	132,329
Other current assets	84,868	45,034

Total current assets	266,845	238,073

Net property and equipment	288,549	200,875
Other assets, net	203,733	35,731

Total assets	$759,127	474,679

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$20,353	-
Current portion of indebtedness	24,607	15,835
Accounts payable, accrued expenses and other	71,314	58,217

Total current liabilities	116,274	74,052

Long-term indebtedness	268,707	81,305
Other non-current liabilities	88,253	73,566

Total liabilities	473,234	228,923

Total stockholders' equity	285,893	245,756

Total liabilities and stockholders' equity	$759,127	474,679

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2011	2010	2011	2010

Revenue:
Flight operations	$174,713	145,120	440,126	392,725
Product operations	8,702	7,277	22,044	14,740
Other	1,757	1,537	5,069	4,153
Total revenue	185,172	153,934	467,239	411,618

Expenses:
Operating expenses	118,903	101,061	321,346	289,953
General and administrative	23,331	17,219	60,338	50,175
Gain on disposition of assets, net	(72)	(147)	(98)	(257)
Depreciation and amortization	9,581	6,381	23,348	18,114
	151,743	124,514	404,934	357,985

Operating income	33,429	29,420	62,305	53,633

Interest expense	(2,455)	(1,458)	(5,074)	(4,545)
Other, net	50	390	303	478

Income before income taxes	31,024	28,352	57,534	49,566

Income tax expense	(12,562)	(9,723)	(23,003)	(18,074)

Net income	$18,462	18,629	34,531	31,492

Income per common share:
Basic	$1.45	1.49	2.73	2.52
Diluted	$1.44	1.48	2.70	2.51

Weighted average common shares outstanding:
Basic	12,688,791	12,504,382	12,651,949	12,476,577
Diluted	12,837,530	12,583,414	12,806,716	12,556,788